Exhibit 10.18

NOVATION AGREEMENT

The Wornick Company, a corporation duly organized and existing under the laws of Nevada with its principal office in Blue Ash, Ohio (“Transferor”); The Wornick Company Right Away Division, L.P., a limited partnership duly organized and existing under the laws of Delaware with its principal office in Blue Ash, Ohio (“Transferee”); and the UNITED STATES OF AMERICA (“Government”) enter into this Agreement as of July 1, 2004.

(a)           THE PARTIES AGREE TO THE FOLLOWING FACTS:

(1)           The Government, represented by various Contracting Officers of the Defense Supply Center-Philadelphia, has entered into certain contracts with the Transferor, as shown in the attached list marked “Exhibit A” and incorporated in this Agreement by reference. The term “the contracts,” as used in this Agreement, means the above contracts and purchase orders and all other contracts and purchase orders, including all modifications, made between the Government and the Transferor before the effective date of this Agreement (whether or not performance and payment have been completed and releases executed if the Government or the Transferor has any remaining rights, duties, or obligations under these contracts and purchase orders). Included in the term “the contracts” are also all modifications made under the terms and conditions of these contracts and purchase orders between the Government and the Transferee, on or after the effective date of this Agreement.

(2)           As of June 30, 2004, the Transferor has transferred to the Transferee the contracts and substantially all of the tangible assets of the Transferor located in Ohio by virtue of various assignments between the Transferor and the Transferee.

(3)           The Transferee has acquired the contracts and substantially all of the tangible assets of the Transferor located in Ohio by virtue of the above transfer.

(4)           The Transferee has assumed all obligations and liabilities of the Transferor under the contracts by virtue of the above transfer.

(5)           The Transferee is in a position fully to perform all obligations that may exist under the contracts.

(6)           It is consistent with the Government’s interest to recognize the Transferee as the successor party to the contracts.

(7)           Evidence of the above transfer has been filed with the Government.

(b)           IN CONSIDERATION OF THESE FACTS, THE PARTIES AGREE THAT BY THIS AGREEMENT-

(1)           The Transferor confirms the transfer to the Transferee, and waives any claims and rights against the Government that it now has or may have in the future in connection with the contracts.

(2)           The Transferee agrees to be bound by and to perform each contract in accordance with the conditions contained in the contracts. The Transferee also assumes all obligations and liabilities of, and all claims against, the Transferor under the contracts as if the Transferee were the original party to the contracts.

(3)           The Transferee ratifies all previous actions taken by the Transferor with respect to the contracts, with the same force and effect as if the action had been taken by the Transferee.

(4)           The Government recognizes the Transferee as the Transferor’s successor in interest in and to the contracts. The Transferee by this Agreement becomes entitled to all rights, titles, and interests of’ the Transferor in and to the contracts as if the Transferee were the original party to the contracts. Following, the effective date of this Agreement, the term “Contractor,” as used in the contracts, shall refer to the Transferee.

(5)           Except as expressly provided in this Agreement, nothing in it shall be construed as a waiver of any rights of the Government against the Transferor. Transferor shall remain liable and responsible in all respects for the performance of the Contracts.

(6)           All payments and reimbursements previously made by the Government to the Transferor, and all other previous actions taken by the Government under the contracts, shall be considered to have discharged those parts of the Government’s obligations under the contracts. All payments and reimbursements made by the Government after the date of this Agreement in the name of or to the Transferor shall have the same force and effect as if made to the Transferee, and shall constitute a complete discharge of the Government’s obligations under the contracts, to the extent of the amounts paid or reimbursed.

(7)           The Transferor and the Transferee agree that the Government is not obligated to pay or reimburse either of them for, or otherwise give effect to, any costs, taxes, or other expenses, or any related increases, directly or indirectly arising Out of or resulting from the transfer or this Agreement, other than those that the Government in the absence of this transfer or Agreement would have been obligated to pay or reimburse under the terms of the contracts.

(8)           The Transferor guarantees payment of all liabilities and the performance of all obligations that the Transferee (i) assumes under this Agreement or (ii) may undertake in the future should these contracts be modified under their terms and conditions. The Transferor waives notice of, and consents to, any such future modifications.

(9)           The contracts shall remain in full force and effect, except as modified by this Agreement.  Each party has executed this agreement as of the day and year first above written.

THE WORNICK COMPANY, a Nevada corporation (“Transferor”)		THE WORNICK COMPANY RIGHT AWAY DIVISION, L.P., a Delaware limited partnership (“Transferee”)
By:	/s/ Larry L. Rose	By:	/s/ Keith Frase
	Larry L. Rose, President		Keith Frase, President of the General Partner
UNITED STATES OF AMERICA
By:	/s/ Diane Fernandez
Name: Diane Fernandez Title: Administrative Contracting Officer

CERTIFICATE

1, Susan M. Ledingham, certify that I am the Secretary of The Wornick Company, a Nevada corporation; that Larry L. Rose, who signed this Agreement for this corporation, was then President of this corporation; and that this Agreement was duly signed for and on behalf of this-corporation by authority of its governing body and within the scope of its corporate powers.

Witness. my hand and the seal of this corporation this 12th day of August, 2004

By:	/s/ Susan M. Ledingham
Susan M. Ledingham

CERTIFICATE

I, Thomas J. Campbell. certify that I am the Secretary of the sole General Partner of The Wornick Company Right Away Division, L.P., a Delaware limited partnership; that Keith Frase, who signed this Agreement for the General Partner on behalf of this limited partnership, was then President of the sole General Partner of this limited partnership, and that this Agreement was duly signed for and an behalf of this limited partnership by authority of its governing body and within the scope of its partnership powers.

Witness. my hand and the seal of this limited partnership this 18th day of August, 2004

By:	/s/ Thomas J. Campbell
Thomas J. Campbell

Exhibit “A”

1.                                             Contract SP0300-00-D-Z106, Meals, Ready to Eat. ICQ Firm Fixed Price; Base year and 2 option years. Effective dates: 09Feb00 to 21Nov02.

2.                                             Contract SPM300-03-D-Z107, Meals, Ready to Eat. ICQ Firm Fixed Price; Base year and 2 option years. Effective dates: 31Mar03 to 17Dec05.

3.                                             Contract SP0300-99-D-Z206, Unitized Group Ration—A. IDIQ Firm Fixed Price; Base year and 4 option years, Effective dates: 22Jul99 to 22Jul04.

4.                                             Contract SPM300-03-D-Z137, MRE Components Toaster Pastry and Shortbread Cookie. ICQ Firm Fixed Price; Base year and 2 option years. Effective dates: 02Oct03 to 01Oct06.

S.                                            Contract SPM300-02-D-Z203, TOTM National Guard. BPA; Renewable Annually. Effective date: 10Apr2002 to 25Mar2005.

6.                                             Contract SPM300-04-D-Z200, TOTM Air National Guard. BPA; Renewable Annually. Effective date: 26Mar04 to 25Mar05.

7.                                             Contract SP0300-02-D-0002, CORANET II. R&D IQ; Cost Reimbursable. 2 year base and 5 one year options.